EXHIBIT 99

News Release

Contact:	Dan McClain (Media) (310) 201-3335

Gaston Kent (Investors) (310) 201-3423
Northrop Grumman Reports Fourth Quarter and 2008 Results
•	Q4 Sales Increase 4 Percent to Record $9.2 Billion; 2008 Sales Increase 6 Percent to Record $33.9 Billion

•	Record $78 Billion Total Backlog; New Business Awards Total Record $48.3 Billion in 2008

•	Q4 Cash from Operations Increases to $1 Billion; 2008 Cash from Operations Increases to Record $3.2 Billion After $200 Million Pension Pre-funding

•	Q4 Free Cash Flow Increases to $790 Million; 2008 Free Cash Flow Increases to Record $2.4 Billion

•	Q4 and 2008 Loss from Continuing Operations of $7.76 and $3.83 per Share Driven by Non-Cash Goodwill Impairment Charge of $3.1 Billion

•	Excluding Goodwill Impairment Charge, Q4 Earnings per Share from Continuing Operations Increases 19 Percent to $1.57 and for 2008 Increases 1 Percent to $5.21 per Share
     LOS ANGELES — Feb. 3, 2009 — Northrop Grumman Corporation (NYSE: NOC) reported a fourth quarter loss from continuing operations of $2.5 billion and a 2008 loss from continuing operations of $1.3 billion driven by a non-cash, after-tax charge of $3.1 billion for impairment of goodwill in accordance with Statement of Financial Accounting Standards (SFAS) 142 “Goodwill and Other Intangible Assets.”
     Fourth quarter 2008 sales increased 4 percent to $9.2 billion from $8.8 billion in the 2007 fourth quarter. 2008 sales increased 6 percent to $33.9 billion from $31.8 billion in 2007. Cash from operations for the 2008 fourth quarter increased to $1 billion from $734 million in the 2007 fourth quarter, and cash from operations for the year increased to a record $3.2 billion from $2.9 billion in 2007. Cash from operations, for both the fourth quarter and total year, was reduced by discretionary pension pre-funding of $200 million in both 2008 and 2007.
     “Our underlying fourth quarter operating results were outstanding and represent a strong finish to the year. We begin 2009 with a $78 billion dollar backlog, the highest in Northrop Grumman’s history, and a tribute to the dedication and talent of our 120,000

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	2

employees,” said Ronald D. Sugar, Northrop Grumman chairman and chief executive officer.
     “Looking ahead, we continue to position our organization to be more agile and competitive. Our priorities are flawless execution for our customers and superior returns for our shareholders through the generation of outstanding cash flow and solid growth in pension-adjusted earnings,” Sugar concluded.
     Fourth quarter 2008 adjusted earnings from continuing operations increased 15 percent to $524 million, or $1.57 per diluted share, from $457 million, or $1.32 per diluted share, in the fourth quarter of 2007. For 2008, earnings from continuing operations before the goodwill impairment charge was comparable to the prior year period at $1.8 billion, or $5.21 per diluted share in 2008, compared with $5.18 per diluted share in 2007.
Operating Highlights

	Fourth Quarter		Total Year
($ in millions except per share amounts)	2008	2007	2008	2007

Sales	$9,154	$8,765	$33,887	$31,828

Operating income (loss)	(2,152)	759	(111)	3,018
as % of sales	NM	8.7%	NM	9.5%
Earnings (loss) from continuing operations	$(2,536)	$457	$(1,281)	$1,811

Diluted EPS from continuing operations	(7.76)	1.32	(3.83)	5.18

Average shares outstanding[1], in millions	326.9	351.1	334.5	354.3

Cash from operations	$1,037	$734	$3,211	$2,890

Free cash flow[2]	790	435	2,420	2,071

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	3

Operating Highlights — Adjusted for Goodwill Impairment

	Fourth Quarter		Total Year
($ in millions except per share amounts)	2008	2007	2008	2007

Sales	$9,154	$8,765	$33,887	$31,828

Operating income (loss)	(2,152)	759	(111)	3,018
Goodwill impairment charge	3,060		3,060

Adjusted operating income[3]	908	759	2,949	3,018
as a % of sales	9.9%	8.7%	8.7%	9.5%

Earnings (loss) from continuing operations	$(2,536)	$457	$(1,281)	$1,811
Goodwill impairment charge	3,060		3,060

Adjusted earnings from continuing operations[3]	524	457	1,779	1,811

Adjusted diluted EPS from continuing operations[4]	1.57	1.32	5.21	5.18

Average shares outstanding[1], in millions	333.6	351.1	341.6	354.3
1 See Schedules 7 and 8 for reconciliation of average diluted share amounts.
2 Free cash flow is a non-GAAP measure defined as cash from operations less capital expenditures and outsourcing contract & related software costs. Management uses free cash flow as an internal measure of financial performance. Free cash flow is reconciled to cash from operations in the “Cash Flow Highlights” table presented later in this press release.
3 Adjusted operating income is a non-GAAP measure defined as operating income (loss) before the $3.060 billion 2008 goodwill impairment charge. Adjusted earnings from continuing operations is a non-GAAP measure defined as earnings (loss) from continuing operations before the $3.060 billion goodwill impairment charge. Both measures have been provided for consistency and comparability of the 2008 results with results of operations from prior periods.
4 Adjusted diluted EPS from continuing operations is a non-GAAP measure defined as diluted EPS from continuing operations before the per share 2008 goodwill impairment charge impact. Adjusted diluted EPS from continuing operations has been provided for consistency and comparability of the 2008 results with results of operations from prior periods and is reconciled in Schedule 7.
Adjusted Fourth Quarter and 2008 Financial Results
     Fourth quarter adjusted operating income increased 20 percent to $908 million from $759 million, and as a percent of sales increased 120 basis points to 9.9 percent from 8.7 percent primarily due to higher segment operating income and lower net pension adjustment and lower unallocated expenses. Before the goodwill impairment charge, the four businesses combined to generate a $96 million, or 12 percent, increase in segment operating income. As a percent of sales, operating performance improved 70 basis points to 9.9 percent from 9.2 percent. Net pension adjustment improved by $36 million and unallocated expenses improved by $12 million.
     For 2008, adjusted operating income declined to $2.9 billion from $3.0 billion, and as a percent of sales totaled 8.7 percent compared with 9.5 percent. The decline

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	4

reflects lower Shipbuilding margin driven by the net impact of the LHD-8 related Shipbuilding charge during the year, largely offset by higher operating income for Aerospace and Electronics, and lower net pension adjustment and lower unallocated expense. Net pension adjustment and unallocated expenses improved by $136 million and $47 million, respectively.
     Fourth quarter 2008 other expense totaled $34 million compared with other income of $21 million. The decline in other income reflects negative mark-to-market adjustments on investments in marketable securities used as a funding source for non-qualified employee benefits. For 2008, other income increased $22 million, to $38 million, primarily due to $59 million in patent infringement settlements at Electronics in 2008, partially offset by the fourth quarter mark-to-market adjustments on investments.
     Federal and foreign income taxes for the 2008 fourth quarter totaled $278 million compared with $243 million in the fourth quarter of 2007. The effective tax rate applied to adjusted earnings from continuing operations for the 2008 fourth quarter was 34.7 percent, unchanged from the effective tax rate for the 2007 fourth quarter. For 2008 federal and foreign income taxes totaled $913 million compared with $887 million for 2007. The effective tax rate applied to 2008 adjusted earnings from continuing operations was 33.9 percent compared with 32.9 percent in 2007.
     The company’s net loss for the fourth quarter and 2008 totaled $2.5 billion and $1.3 billion respectively. Fourth quarter adjusted net earnings totaled $527 million or $1.58 per diluted share, compared with net earnings of $454 million, $1.31 per diluted share, for the same period of 2007. Adjusted earnings per share are based on weighted average diluted shares outstanding of 333.6 million for the fourth quarter of 2008 and 351.1 million for the fourth quarter of 2007.
     For 2008, adjusted net earnings were comparable to the prior year period at $1.8 billion, and on a per share basis increased 3 percent to $5.26 per diluted share from $5.12 per diluted share. Adjusted earnings per share are based on weighted average diluted shares outstanding of 341.6 million for 2008 and 354.3 million for 2007. Weighted average shares outstanding for 2008 include 1 million shares for the dilutive effects of the company’s Series B mandatorily redeemable preferred stock. Weighted average shares outstanding for 2007 include 6.4 million shares for the dilutive effects of the company’s Series B mandatorily redeemable preferred stock. These shares were redeemed or converted to common shares on or before April 4, 2008.
Record Backlog and New Business Awards
     Total backlog, which includes funded backlog and firm orders for which funding is not currently contractually obligated by the customer, was $78 billion on Dec. 31, 2008, compared with $63.7 billion on Dec. 31, 2007. The Shipbuilding, Space Technology, Integrated Systems and Electronics segments ended 2008 with substantially higher backlogs. New business awards for 2008 totaled $48.3 billion and included nearly $15 billion for Shipbuilding programs as well as substantial restricted awards. In

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	5

addition, in the fourth quarter the company reduced total backlog by $1.5 billion to reflect the termination of the U.S. Air Force aerial refueling tanker program.
2009 Guidance

Sales	~$34.5B

Segment operating margin %[1]	low to mid 9%

Operating margin %	mid 7%

Pension-adjusted operating margin %[2]	mid 8%

Diluted EPS from continuing operations	$4.50 – 4.75

Pension-adjusted diluted EPS from continuing operations[3]	$5.15 – 5.40

Cash from operations[4]	$2.7B – 3.2B

Free cash flow[4]	$1.9B – 2.4B

1 Segment operating margin % is a non-GAAP measure defined as operating income before unallocated expenses, net pension adjustment and reversal of royalty income, divided by sales. Management uses segment operating margin % as an internal measure of financial performance.
2 Pension-adjusted operating margin % is a non-GAAP measure defined as operating income before net pension adjustment. Net pension adjustment is a non-GAAP measure defined as pension expense determined in accordance with GAAP less pension expense allocated to the business segments under U.S. Government Cost Accounting Standards. Management uses pension-adjusted operating margin % as an internal measure of the financial performance of the company.
3 Pension-adjusted diluted EPS from continuing operations is a non-GAAP measure defined as diluted EPS from continuing operations available to common shareholders excluding net pension adjustment, after-tax. Management uses pension-adjusted EPS as a performance metric for operating results.
4 Before discretionary pre-funding of pension funds.
     Guidance for 2009 includes the GAAP measures of sales, operating margin, diluted earnings per share from continuing operations, and cash from operations. In addition the company provides guidance for the non-GAAP measures of segment operating margin percent, pension-adjusted operating margin percent, pension-adjusted diluted earnings per share from continuing operations, and free cash flow. Management uses these non-GAAP measures as internal measures of performance and believes they provide valuable information regarding the consolidated performance of the company’s businesses.
Pension Update
     Due to adverse capital market conditions the company’s pension plan assets experienced a negative return of approximately 16 percent in 2008 compared with a long-term estimated rate of return of 8.5 percent. As a result of plan returns, the company

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	6

estimates that its 2009 net pension adjustment will be a pre-tax expense of approximately $335 million (approximately $0.65 on a per share diluted basis), compared with income of $263 million for 2008 net pension adjustment. The 2009 estimate is based on a 6.25 percent discount rate and a long-term rate of return of 8.5 percent.
Goodwill Impairment Charge
     Northrop Grumman reported fourth quarter and 2008 operating losses due to a non-cash, after-tax charge of $3.1 billion for impairment of goodwill. Testing of goodwill as of Nov. 30, 2008, using discounted cash flow analysis supported by comparative market multiples to determine the fair values, indicated that the book values of Shipbuilding and Space Technology were impaired. To reflect the goodwill impairment, operating income for Shipbuilding was reduced by $2.5 billion and operating income for Space Technology was reduced by $570 million.
     The goodwill impairment charges for these businesses are primarily driven by adverse equity market conditions that caused a decrease in current market multiples and the company’s stock price as of Nov. 30, 2008. The charge reduces goodwill recorded in connection with acquisitions made in 2001 and 2002 and does not impact the company’s normal business operations.
Cash Flow Highlights

	Fourth Quarter			Total Year
($ in millions)	2008	2007	Change	2008	2007	Change

Cash from operations	$1,037	$734	$303	$3,211	$2,890	$321
Less:
Capital expenditures	237	251	14	681	682	1
Outsourcing contract & related software costs	10	48	38	110	137	27

Free cash flow	$790	$435	$355	$2,420	$2,071	$349
     Cash provided by operations for both fourth quarter and total year improved by $303 million and $321 million, respectively, primarily due to strong fourth quarter cash collections that resulted in improved working capital. Fourth quarter and full year cash from operations were reduced by discretionary pension pre-funding of $200 million in 2008 and 2007.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	7

Cash, Debt and Capital Deployment

($ in millions)	12/31/2008	12/31/2007

Cash & cash equivalents	$1,504	$963
Total debt	3,944	4,055
Net debt[1]	2,440	3,092
Mandatorily redeemable preferred stock	—	350
Net debt to total capital ratio[2]	15%	14%

1 Total debt less cash and cash equivalents.
2 Net debt divided by the sum of shareholders’ equity and total debt.
     Changes in cash and cash equivalents and total debt reflect the following cash deployment and financing actions during 2008:
•	$1.6 billion for share repurchases

•	$681 million capital expenditures and $110 million for outsourcing contract and related software costs

•	$525 million dividends paid

•	$113 million principal payments of long-term debt

•	$175 million proceeds from the sale of Electro-Optical Systems

•	$92 million payments for purchases of businesses

•	$103 million proceeds from exercises of stock options and issuance of common stock

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	8

Segment Operating Results
     Beginning with 2008 second quarter results, the company transferred certain missile systems programs from Mission Systems to Space Technology. Schedule 6 provides previously reported quarterly financial results and the adjustments for first and second quarter 2008 realignments and the second quarter 2008 sale of Electro-Optical Systems.
Consolidated Sales & Segment Operating Income (Loss)

($ in millions except per share amounts)	Fourth Quarter			Total Year
	2008	2007	Change	2008	2007	Change

Sales
Information & Services	$3,282	$3,112	5%	$12,454	$11,740	6%
Aerospace	2,578	2,424	6%	9,840	9,243	6%
Electronics	2,046	1,795	14%	7,090	6,528	9%
Shipbuiliding	1,742	1,804	(3%)	6,145	5,788	6%
Intersegment eliminations	(494)	(370)		(1,642)	(1,471)

	$9,154	$8,765	4%	$33,887	$31,828	6%

Segment operating income (loss)[1]
Information & Services	$244	$251	(3%)	$934	$957	(2%)
Aerospace	(305)	224	NM	417	920	(55%)
Electronics	277	221	25%	952	813	17%
Shipbuilding	(2,333)	142	NM	(2,307)	538	NM
Intersegment eliminations	(38)	(29)		(141)	(113)

Segment operating income (loss)	$(2,155)	$809	—	$(145)	$3,115	—
as a % of sales	NM	9.2%	NM	NM	9.8%	NM

Reconciliation to operating income (loss):
Unallocated expenses	$(64)	$(76)		$(159)	$(206)
Net pension adjustment	71	35		263	127
Reversal of royalty income included above	(4)	(9)		(70)	(18)

Total operating income (loss)	$(2,152)	$759	NM	$(111)	$3,018	NM
as a % of sales	NM	8.7%		NM	9.5%

Net interest expense	$(72)	$(80)		$(295)	$(336)
Other income(expense)	(34)	21		38	16

Earnings (loss) from continuing operations before taxes	(2,258)	700		(368)	2,698
Federal and foreign income taxes	(278)	(243)		(913)	(887)

Earnings (loss) from continuing operations	$(2,536)	$457	NM	$(1,281)	$1,811	NM
1 Segment operating income is a non-GAAP measure defined as operating income before unallocated expenses, net pension adjustment and reversal of royalty income and is reconciled above. Management uses segment operating income as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	9

Segment Operating Results Adjusted for Goodwill Impairment
     Fourth quarter and 2008 operating income for Shipbuilding and Aerospace were dramatically reduced by the goodwill impairment charges recorded in the fourth quarter. Segment operating income and its trends adjusted for the goodwill impairment impacts are detailed below.
Consolidated Adjusted Segment Operating Income

($ in millions except per share amounts)	Fourth Quarter			Total Year
	2008	2007	Change	2008	2007	Change

Information & Services	$244	$251	(3%)	$934	$957	(2%)
Aerospace	265	224	18%	987	920	7%
Electronics	277	221	25%	952	813	17%
Shipbuilding	157	142	11%	183	538	(66%)
Intersegment eliminations	(38)	(29)		(141)	(113)

Adjusted segment operating income[1]	$905	$809	12%	$2,915	$3,115	(6%)
as a % of sales	9.9%	9.2%	70 bps	8.6%	9.8%	(120 bps)

1 Adjusted segment operating income is a non-GAAP measure defined as operating income before goodwill impairment charge, unallocated expenses, net pension adjustment and reversal of royalty income. Adjusted segment operating income has been provided for consistency and comparability of the 2008 results with results of operations from prior periods and is reconciled above. Reconciliations of Aerospace and Shipbuilding adjusted operating income to operating income are provided in tables presented later in this release.
Information & Services

	Fourth Quarter ($ in millions)
		2008			2007
		Operating	% of		Operating	% of
	Sales	Income	Sales	Sales	Income	Sales

Mission Systems	$1,537	$ 119	7.7%	$1,381	$ 138	10.0%
Information Technology	1,133	97	8.6%	1,198	81	6.8%
Technical Services	612	28	4.6%	533	32	6.0%

	$3,282	$ 244	7.4%	$3,112	$ 251	8.1%

	Total Year ($ in millions)

Mission Systems	$5,640	$ 508	9.0%	$5,077	$ 508	10.0%
Information Technology	4,518	305	6.8%	4,486	329	7.3%
Technical Services	2,296	121	5.3%	2,177	120	5.5%

	$12,454	$ 934	7.5%	$11,740	$ 957	8.2%

     Information & Services fourth quarter 2008 sales increased 5 percent and 2008 sales increased 6 percent. Sales increases for both the quarter and year are due to higher sales for Mission Systems and Technical Services. Information & Services fourth

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	10

quarter operating income declined 3 percent from the prior year period, and as a percent of sales declined to 7.4 percent from 8.1 percent. The decline from the 2007 fourth quarter is primarily due to lower operating income for Mission Systems. For 2008, operating income declined 2 percent, reflecting lower operating income for Information Technology. As a percent of sales, 2008 operating income declined to 7.5 percent from 8.2 percent primarily due to lower margin rates for Mission Systems and Information Technology.
     Mission Systems fourth quarter and 2008 sales increased 11 percent. Higher sales for both the fourth quarter and 2008 are due to higher volume for intelligence, surveillance & reconnaissance programs and command, control & communication programs. Fourth quarter operating income declined 14 percent and 230 basis points as a percent of sales. For the fourth quarter, operating income from higher sales was offset by final allocation of current and prior year overhead items and higher planned internal investment for a new business opportunity. For 2008, operating income was unchanged from the prior year period and as a percent of sales declined to 9 percent from 10 percent, reflecting lower performance for command, control & communications programs, including higher planned internal investment, and final allocations described above.
     Information Technology fourth quarter sales declined 5 percent and include higher volume for intelligence programs, which was offset by lower sales volume for commercial, state & local, defense, and civilian agencies programs. Sales for 2008 were comparable to the prior year period and include higher volume for intelligence, defense and civilian agencies programs offset by lower volume for commercial, state & local programs.
     Information Technology fourth quarter 2008 operating income increased 20 percent, and as a percent of sales improved to 8.6 percent from 6.8 percent. The improvement in rate is due to final allocation of current and prior year overhead items and improved performance for several defense programs, including NETCENTS. For 2008, operating income declined 7 percent, and as a percent of sales declined to 6.8 percent from 7.3 percent. The declines in 2008 operating income and margin rate are principally due to performance on commercial, state & local programs, including a $57 million negative performance adjustment for the New York City Wireless program.
     Technical Services fourth quarter sales rose 15 percent, and 2008 sales rose 5 percent. Sales increases for both periods include higher volume for life cycle optimization and engineering programs and training and simulation programs.
     Technical Services fourth quarter operating income declined by $4 million, and as a percent of sales, declined to 4.6 percent from 6 percent in the prior year period. Higher operating income due to increased volume was offset by a higher level of planned internal investment and final allocation of current and prior year overhead items than in the prior year period. For 2008, operating income increased as a result of higher volume and as a percent of sales is comparable to the prior year.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	11

Aerospace

	Fourth Quarter ($ in millions)
		2008			2007
		Operating	% of		Operating	% of
	Sales	Income (Loss)	Sales	Sales	Income	Sales

Integrated Systems	$1,461	$ 156	10.7%	$1,306	$ 137	10.5%
Space Technology	1,117	(461)	NM	1,118	87	7.8%
Goodwill Impairment	—	570		—	—
Adjusted	1,117	109	9.8%	1,118	87	7.8%

Aerospace adjusted	$2,578	$ 265	10.3%	$2,424	$ 224	9.2%

	Total Year ($ in millions)

Integrated Systems	$5,504	$ 613	11.1%	$5,067	$ 591	11.7%
Space Technology	4,336	(196)	NM	4,176	329	7.9%
Goodwill Impairment	—	570		—	—
Adjusted	4,336	374	8.6%	4,176	329	7.9%

Aerospace adjusted	$9,840	$ 987	10.0%	$9,243	$ 920	10.0%

     Aerospace fourth quarter 2008 sales increased 6 percent, and include higher volume for Integrated Systems and comparable sales for Space Technology. For 2008, sales increased 6 percent and include higher volume for both Integrated Systems and Space Technology.
     Fourth quarter and 2008 operating income for Aerospace includes a goodwill impairment charge of $570 million resulting from annual impairment testing required by SFAS 142. Adjusted Aerospace fourth quarter 2008 operating income increased 18 percent, and as a percent of sales increased to 10.3 percent from 9.2 percent, reflecting improved program performance for both Integrated Systems and Space Technology. For 2008, adjusted operating income increased 7 percent, and as a percent of sales was unchanged at 10 percent.
     Integrated Systems fourth quarter sales increased 12 percent primarily due to higher volume for BAMS, F-35, UCAS-D, and restricted programs. Sales for 2008 increased by 9 percent and include higher volume for UCAS-D, Global Hawk, B-2, Joint STARS, BAMS, and restricted programs.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	12

     Integrated Systems fourth quarter operating income rose 14 percent, and as a percent of sales, increased to 10.7 percent from 10.5 percent. Higher fourth quarter operating income is principally due to higher volume than in the prior year period. Operating income for 2008 increased 4 percent, and as a percent of sales declined to 11.1 percent from 11.7 percent. The higher margin rate in 2007 includes the impact of a $27 million positive adjustment related to the settlement of prior year overhead costs.
     Space Technology fourth quarter sales were comparable to the prior year period, and 2008 sales increased 4 percent. Higher 2008 sales are primarily attributable to higher volume for restricted and civil systems programs, which more than offset lower volume in the military systems programs, primarily the Advanced Extremely High Frequency program.
     Fourth quarter and 2008 operating income for Space Technology includes a goodwill impairment charge of $570 million resulting from annual impairment testing required by SFAS 142. Space Technology fourth quarter adjusted operating income increased 25 percent, and as a percent of sales increased to 9.8 percent from 7.8 percent. The higher margin rate on comparable sales reflects performance improvements for missile systems and restricted programs as a result of risk retirement. Adjusted operating income for 2008 increased 14 percent and as a percent of sales increased to 8.6 percent from 7.9 percent. The improvement in 2008 operating income and margin rate reflects higher volume and improved performance for several programs as a result of risk retirement.
Electronics

	($ in millions)
		2008			2007
		Operating	% of		Operating	% of
	Sales	Income	Sales	Sales	Income	Sales

Fourth Quarter	$2,046	$ 277	13.5%	$1,795	$ 221	12.3%

Total Year	$7,090	$ 952	13.4%	$6,528	$ 813	12.5%

     Electronics fourth quarter 2008 sales increased 14 percent. The fourth quarter sales improvement was primarily driven by increased deliveries for restricted programs, infrared countermeasures programs and commercial marine products, as well as higher volume for the COBRA Judy, Multi-role Electronically Scanned Array (MESA) Korea, and EA-18 programs. Sales for 2008 increased 9 percent primarily due to higher deliveries of electronics for the F-16 international radar kit programs and the Large Aircraft Infrared Countermeasures (LAIRCM) program, as well as higher volume for the MESA Korea, VIS, Ground / Air Task Oriented Radar (G/ATOR) and inertial navigation programs.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	13

     Electronics fourth quarter 2008 operating income increased 25 percent, and as a percent of sales, increased to 13.5 percent from 12.3 percent. The fourth quarter increases in operating income and margin rate are primarily attributable to higher sales volume and improved performance. In addition, fourth quarter 2007 operating income was reduced by an $18 million provision for a legal matter that has subsequently been settled. Operating income for 2008 increased 17 percent, and as a percent of sales increased to 13.4 percent from 12.5 percent in 2007. The improvement in 2008 operating income reflects higher volume as well as $59 million of patent infringement settlements.
Shipbuilding

	Fourth Quarter ($ in millions)
		2008			2007
		Operating	% of		Operating	% of
	Sales	Income (Loss)	Sales	Sales	Income	Sales

Shipbuilding	$1,742	$ (2,333)	NM	$1,804	$ 142	7.9%
Goodwill Impairment		2,490

Shipbuilding adjusted	$1,742	$ 157	9.0%	$1,804	$ 142	7.9%

	Total Year ($ millions)

Shipbuilding	$6,145	$ (2,307)	NM	$5,788	$ 538	9.3%
Goodwill Impairment		2,490

Shipbuilding adjusted	$6,145	$ 183	3.0%	$5,788	$ 538	9.3%

     Shipbuilding fourth quarter 2008 sales declined 3 percent. The decrease in fourth quarter reflects lower volume for the LPD and U.S. Coast Guard National Security Cutter program as well as lower service sales. Sales for 2008 increased 6 percent primarily due to higher volume for aircraft carrier programs, including the Gerald R. Ford (CVN 78) and the USS Enterprise programs, and the addition of AMSEC.
     Fourth quarter and 2008 operating income for Shipbuilding includes a goodwill impairment charge of $2.5 billion resulting from annual impairment testing required by SFAS 142. Shipbuilding fourth quarter 2008 adjusted operating income increased 11 percent, and as a percent of sales increased to 9 percent from 7.9 percent. The increase in fourth quarter 2008 adjusted operating income and margin rate is due to risk retirement on the LHD-8 program, which more than offset the impact of lower revenue and cost growth on the USS George H. W. Bush.
     For 2008, adjusted operating income declined by 66 percent due to a $326 million pre-tax charge in first quarter of 2008 primarily for cost growth and schedule extension in the company’s LHD-8 amphibious assault ship program. The LHD-8 program achieved several important milestones toward its planned delivery date, and as a result $63 million of the first quarter 2008 charge was reversed.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	14

Fourth Quarter Highlights
•	The U.S. Navy awarded a contract for the construction of eight Virginia-class submarines, and Northrop Grumman received a $5.6 billion subcontract from the prime contractor. The multi-year contract allows the team to proceed with the construction of one ship per year in 2009 and 2010, and two ships per year from 2011 through 2013. The eighth ship to be procured under this contract is scheduled for delivery in 2019.

•	The U.S. Department of Energy/National Nuclear Security Agency awarded the Northrop Grumman-led joint venture National Security Technologies, LLC a one-year, cost-reimbursement type contract extension valued at approximately $450 million to manage and operate the Nevada Test Site through 2012.

•	The U.S. Army awarded Northrop Grumman a $128 million firm fixed-priced contract to provide Lightweight Laser Designator Rangefinder systems, which provide battle-proven targeting capability for laser-guided, GPS-guided and conventional munitions.

•	The U.S. Army awarded Northrop Grumman a $97 million contract to procure, modify and deliver 12 Hunter MQ-5B Unmanned Aerial Vehicle aircraft and related ground control stations, tactical common data link and ground data link terminal sets; ground support equipment and spare parts.

•	Northrop Grumman was selected to provide a new computer-aided dispatch system for the London Ambulance Service to handle emergency calls and ambulance movements, which will be introduced in 2010. The system will be fully operational to support the London Ambulance Service during the 2012 London Olympics.

•	Northrop Grumman delivered its 25th Aegis guided missile destroyer to the U.S. Navy. The company announced that Truxtun (DDG 103) had completed U.S. Navy acceptance trials in the Gulf of Mexico.

•	Northrop Grumman christened the sixth submarine of the Virginia class, New Mexico (SSN 779), at the company’s shipyard in Newport News, Va.

•	Northrop Grumman unveiled the first of the U.S. Navy’s new unmanned combat aircraft, designated the X-47B Navy Unmanned Combat Air System. It is the first of two aircraft Northrop Grumman will produce for the Navy to demonstrate unmanned combat aircraft operations from the deck of an aircraft carrier.

•	Northrop Grumman successfully conducted the first demonstration flight of the company’s newest Active Electronically Scanned Array fighter sensor, the Scalable Agile Beam Radar (SABR). SABR is being developed as a significant avionics enhancement for the existing fleet of F-16s and other fighter aircraft worldwide.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	15

•	Northrop Grumman and AREVA announced a plan to build a new manufacturing and engineering facility in Newport News, Va., to supply the growing American nuclear energy sector. The joint venture is known as AREVA Newport News, LLC.

•	Northrop Grumman completed the acquisition of 3001 International, Inc., which provides geospatial data production and analysis, including airborne imaging, surveying, mapping and geographic information systems for domestic and international government intelligence, defense and civilian customers.

•	Northrop Grumman announced on Jan. 7, 2009 a streamlining of its organizational structure, reducing the number of sectors from seven to five. The five sectors will be Aerospace Systems; Electronic Systems; Information Systems; Shipbuilding; and Technical Services. Gary W. Ervin was named to head the Aerospace Systems sector, Linda A. Mills was named to lead the Information Systems sector, and Alexis C. Livanos was named corporate vice president and Chief Technology Officer.

•	Northrop Grumman’s board of directors elected Stephen D. Yslas corporate vice president and general counsel effective Jan. 1, 2009.

•	Madeleine Kleiner, former executive vice president and general counsel for Hilton Hotels Corporation, and Bruce S. Gordon, Lead Director of Tyco International LTD and Director of CBS Corporation, were elected to the board of directors. Northrop Grumman’s board now totals 14 members, 13 of whom are non-employee directors.
About Northrop Grumman
     Northrop Grumman Corporation is a leading global security company whose 120,000 employees provide innovative systems, products, and solutions in aerospace, electronics, information systems, shipbuilding and technical services to government and commercial customers worldwide.
     Northrop Grumman will webcast its earnings conference call at 10:00 a.m. EST on Feb. 3, 2009. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Web site at http://www.northropgrumman.com.
# # #
Note: Certain statements and assumptions in this release contain or are based on “forward-looking” information that Northrop Grumman Corporation (the “Company”) believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, and include, among others, statements in the future tense, and all statements accompanied by terms such as “preliminary,” “project,” “expect,” “estimate,” “assume,” “believe,” “plan,” “forecast,” “intend,” “anticipate,” “guidance,” “outlook,” “trends,” “target” or variations thereof. This information reflects the Company’s best estimates when made, but the Company expressly disclaims any duty to update this information if new data become available or estimates change after the date of this release.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Fourth Quarter and 2008 Results	16

Such “forward-looking” information includes, among other things, financial guidance regarding sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow, and earnings per share, and is subject to numerous assumptions and uncertainties, many of which are outside the Company’s control. These include the Company’s assumptions with respect to the impact of domestic and global economic uncertainties on financial markets, access to capital, value of goodwill and other long-lived assets; changes in government spending; future revenues; expected program performance and cash flows; returns on pension plan assets and variability of pension actuarial and related assumptions and regulatory requirements; the outcome of litigation, claims, appeals, bid protests, and investigations; hurricane-related insurance recoveries; environmental remediation; acquisitions and divestitures of businesses; joint ventures and other business arrangements; performance issues with, and financial viability of, key suppliers and subcontractors; product performance and the successful execution of internal plans; successful negotiation of contracts with labor unions; allowability and allocability of costs under U.S. Government contracts; effective tax rates and timing and amounts of tax payments; the results of any audit or appeal process with the Internal Revenue Service; the availability and retention of skilled labor; and anticipated costs of capital investments, among other things.
The Company’s operations are subject to various additional risks and uncertainties resulting from its position as a supplier, either directly or as subcontractor or team member, to the U.S. government and its agencies as well as to foreign governments and agencies; actual outcomes are dependent upon various factors, including, without limitation, the Company’s successful performance of internal plans; government customers’ budgetary constraints; customer changes in short-range and long-range plans; domestic and international competition in both the defense and commercial areas; technical, operational or quality setbacks that could adversely affect the profitability or cash flow of the Company; product performance; continued development and acceptance of new products and, in connection with any fixed-price development programs, controlling cost growth in meeting production specifications and delivery rates; performance issues with key suppliers and subcontractors; government import and export policies; acquisition or termination of government contracts; the outcome of political and legal processes and of the assertion or prosecution of potential substantial claims by or on behalf of a U.S. government customer; natural disasters, including amounts and timing of recoveries under insurance contracts, availability of materials and supplies, continuation of the supply chain, contractual performance relief and the application of cost sharing terms, allowability and allocability of costs under U.S. Government contracts, impacts of timing of cash receipts and the availability of other mitigating elements; terrorist acts; legal, financial and governmental risks related to international transactions and global needs for military aircraft, military and civilian electronic systems and support, information technology, naval vessels, space systems, technical services and related technologies, as well as other economic, political and technological risks and uncertainties and other risk factors set out in the Company’s filings from time to time with the Securities and Exchange Commission, including, without limitation, Company reports on Form 10-K as updated by Form 8-K filed on July 29, 2008 and Form 10-Q. This release and its attachments also contain non-GAAP financial measures and include a GAAP reconciliation of the Company’s use of these financial measures.
LEARN MORE ABOUT US: Northrop Grumman news releases, product information, photos and video clips are available on the Internet at: http://www.northropgrumman.com
# # #

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(preliminary and unaudited)

	Year ended December 31
$ in millions, except per share amounts	2008	2007	2006

Sales and Service Revenues
Product sales	$19,634	$18,577	$18,294
Service revenues	14,253	13,251	11,697

Total sales and service revenues	33,887	31,828	29,991

Cost of Sales and Service Revenues
Cost of product sales	15,490	14,340	14,275
Cost of service revenues	12,208	11,297	10,220
General and administrative expenses	3,240	3,173	3,002
Goodwill impairment	3,060

Operating (loss) income	(111)	3,018	2,494
Other (expense) income
Interest expense	(295)	(336)	(347)
Other, net	38	16	169

(Loss) earnings from continuing operations before income taxes	(368)	2,698	2,316
Federal and foreign income taxes	913	887	723

(Loss) earnings from continuing operations	(1,281)	1,811	1,593
Income (loss) from discontinued operations, net of tax	19	(21)	(51)

Net (loss) earnings	$(1,262)	$1,790	$1,542

Basic (Loss) Earnings Per Share
Continuing operations	$(3.83)	$5.30	$4.61
Discontinued operations	.06	(.06)	(.15)

Basic (loss) earnings per share	$(3.77)	$5.24	$4.46

Weighted-average common shares outstanding, in millions	334.5	341.7	345.7

Diluted (Loss) Earnings Per Share
Continuing operations	$(3.83)	$5.18	$4.51
Discontinued operations	.06	(.06)	(.14)

Diluted (loss) earnings per share	$(3.77)	$5.12	$4.37

Weighted-average diluted shares outstanding, in millions	334.5	354.3	358.6

Net (loss) earnings (from above)	$(1,262)	$1,790	$1,542

Other comprehensive (loss) income
Change in cumulative translation adjustment	(24)	12	22
Change in unrealized (loss) gain on marketable securities and cash flow hedges, net of tax benefit (expense) of $22 in 2008, ($1) in 2007, and $2 in 2006	(35)	1	(5)
Reclassification adjustment on write-down of marketable securities, net of tax expense of ($5)			10
Additional minimum pension liability adjustment, net of tax expense of ($32)			40
Change in unamortized benefit plan costs, net of tax benefit (expense) of $1,888 in 2008 and ($384) in 2007	(2,884)	594

Other comprehensive (loss) income, net of tax	(2,943)	607	67

Comprehensive (loss) income	$(4,205)	$2,397	$1,609

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(preliminary and unaudited)

	December 31,	December 31,
$ in millions	2008	2007

Assets

Current Assets
Cash and cash equivalents	$1,504	$963
Accounts receivable, net	3,904	3,790
Inventoried costs, net	1,003	1,000
Deferred income taxes	549	542
Prepaid expenses and other current assets	229	502

Total current assets	7,189	6,797

Property, Plant, and Equipment
Land and land improvements	619	602
Buildings	2,326	2,237
Machinery and other equipment	5,080	4,749
Leasehold improvements	588	526

	8,613	8,114
Accumulated depreciation	(3,803)	(3,424)

Property, plant, and equipment, net	4,810	4,690

Other Assets
Goodwill	14,518	17,672
Other purchased intangibles, net of accumulated amortization of $1,795 in 2008 and $1,687 in 2007	947	1,074
Pension and postretirement benefits asset	290	2,080
Long-term deferred tax asset	1,510	65
Miscellaneous other assets	933	995

Total other assets	18,198	21,886

Total assets	$30,197	$33,373

Liabilities and Shareholders’ Equity
Current Liabilities
Notes payable to banks	$24	$26
Current portion of long-term debt	477	111
Trade accounts payable	1,943	1,890
Accrued employees’ compensation	1,284	1,175
Advance payments and billings in excess of costs incurred	2,036	1,563
Other current liabilities	1,660	1,667

Total current liabilities	7,424	6,432

Long-term debt, net of current portion	3,443	3,918
Mandatorily redeemable preferred stock		350
Pension and postretirement benefits liability	5,823	3,008
Other long-term liabilities	1,587	1,978

Total liabilities	18,277	15,686

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2008 — 327,012,663; 2007 — 337,834,561	327	338
Paid-in capital	9,645	10,661
Retained earnings	5,590	7,387
Accumulated other comprehensive loss	(3,642)	(699)

Total shareholders’ equity	11,920	17,687

Total liabilities and shareholders’ equity	$30,197	$33,373

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year ended December 31
$ in millions	2008	2007	2006

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$7,818	$7,312	$6,670
Collections on billings	26,938	24,570	23,303
Insurance proceeds received	5	125	100
Other cash receipts	83	34	42

Total sources of cash — continuing operations	34,844	32,041	30,115

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(30,566)	(27,835)	(27,242)
Interest paid, net of interest received	(287)	(334)	(321)
Income taxes paid, net of refunds received	(719)	(853)	(618)
Excess tax benefits from stock-based compensation	(48)	(52)	(57)
Payments for litigation settlements	(4)	(33)	(11)
Other cash payments	(12)	(19)	(12)

Total uses of cash — continuing operations	(31,636)	(29,126)	(28,261)

Cash provided by continuing operations	3,208	2,915	1,854
Cash provided by (used in) discontinued operations	3	(25)	(98)

Net cash provided by operating activities	3,211	2,890	1,756

Investing Activities
Proceeds from sale of businesses, net of cash divested	175		43
Payments for businesses purchased, net of cash acquired	(92)	(690)
Proceeds from sale of property, plant, and equipment	19	22	21
Additions to property, plant, and equipment	(681)	(682)	(732)
Payments for outsourcing contract costs and related software costs	(110)	(137)	(77)
Proceeds from insurance carriers related to capital expenditures		4	117
Proceeds from sale of investments			209
Payment for purchase of investment			(35)
Decrease (increase) in restricted cash	61	59	(127)
Other investing activities, net	2	(6)	(20)

Net cash used in investing activities	(626)	(1,430)	(601)

Financing Activities
Net (payments) borrowings under lines of credit	(2)	(69)	44
Proceeds from issuance of long-term debt			200
Principal payments of long-term debt	(113)	(90)	(1,212)
Proceeds from exercises of stock options and issuances of common stock	103	274	393
Dividends paid	(525)	(504)	(402)
Excess tax benefits from stock-based compensation	48	52	57
Common stock repurchases	(1,555)	(1,175)	(825)

Net cash used in financing activities	(2,044)	(1,512)	(1,745)

Increase (decrease) in cash and cash equivalents	541	(52)	(590)
Cash and cash equivalents, beginning of year	963	1,015	1,605

Cash and cash equivalents, end of year	$1,504	$963	$1,015

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Year ended December 31
$ in millions	2008	2007	2006

Reconciliation of Net (Loss) Earnings to Net Cash Provided by Operating Activities
Net (Loss) Earnings	$(1,262)	$1,790	$1,542
Adjustments to reconcile to net cash provided by operating activities
Depreciation	572	575	567
Amortization of assets	189	152	136
Impairment of goodwill	3,060
Stock-based compensation	118	196	184
Excess tax benefits from stock-based compensation	(48)	(52)	(57)
Loss on disposals of property, plant, and equipment	13	19	6
Impairment of property, plant, and equipment damaged by Hurricane Katrina			37
Amortization of long-term debt premium	(9)	(11)	(14)
Pre-tax gain on sale of businesses	(58)		(9)
Pre-tax gain on sale of investments		(23)	(96)
Decrease (increase) in
Accounts receivable	(351)	(6,475)	(2,228)
Inventoried costs	(521)	4	(70)
Prepaid expenses and other current assets	(21)	9	(10)
Increase (decrease) in
Progress payments	764	6,513	2,261
Accounts payable and accruals	416	114	203
Deferred income taxes	183	175	183
Income taxes payable	241	(59)	(68)
Retiree benefits	(167)	(50)	(772)
Other non-cash transactions, net	89	38	59

Cash provided by continuing operations	3,208	2,915	1,854
Cash provided by (used in) discontinued operations	3	(25)	(98)

Net cash provided by operating activities	$3,211	$2,890	$1,756

Non-Cash Investing and Financing Activities
Investment in unconsolidated affiliate		$30
Sale of business
Liabilities assumed by purchaser	$(18)

Purchase of businesses
Liabilities assumed by the company	$20	$136

Mandatorily redeemable convertible preferred stock converted or redeemed into common stock	$350

Capital leases		$35

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(preliminary and unaudited)

	December 31, 2008			December 31, 2007 (3)
			TOTAL			TOTAL
$ in millions	FUNDED (1)	UNFUNDED(2)	BACKLOG	FUNDED (1)	UNFUNDED(2)	BACKLOG

Information & Services
Mission Systems	$2,646	$3,004	$5,650	$2,365	$3,288	$5,653
Information Technology	2,724	1,899	4,623	2,581	2,268	4,849
Technical Services	1,734	2,600	4,334	1,471	3,193	4,664

Total Information & Services	7,104	7,503	14,607	6,417	8,749	15,166

Aerospace
Integrated Systems	5,759	5,122	10,881	4,204	4,525	8,729
Space Technology	1,889	17,761	19,650	2,295	13,963	16,258

Total Aerospace	7,648	22,883	30,531	6,499	18,488	24,987

Electronics	8,437	2,124	10,561	7,887	2,047	9,934
Shipbuilding	14,205	8,148	22,353	10,348	3,230	13,578

Total	$37,394	$40,658	$78,052	$31,151	$32,514	$63,665

(1)	Funded backlog represents firm orders for which funding has been contractually obligated by the customer.

(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

Unfunded backlog excludes unexercised contract options and unfunded Indefinite Delivery Indefinite Quantity (IDIQ) contract awards.

(3)	Certain prior period amounts have been reclassified to conform to the 2008 presentation.
CONTRACT AWARDS
The value of new contract awards during the year ended December 31, 2008, was approximately $48.3 billion. Significant new awards during this period include $5.6 billion for the VCS Block III Submarine programs, $5.1 billion for the CVN 78 Gerald R. Ford aircraft carrier, $1.4 billion for the DDG 1000 Zumwalt-class destroyer, $1.2 billion for the Broad Area Maritime Surveillance (BAMS) Unmanned Aircraft System program, $402 million for the Vehicular Intercommunications Systems IDIQ, $385 million for the Intercontinental Ballistic Missile (ICBM) program, and various restricted programs.
On February 29, 2008, the company won a $1.5 billion contract awarded by the U.S. Air Force as an initial step to replace its aerial refueling tanker fleet. The losing bidder for the contract protested the award decision by the U.S. Air Force. In the fourth quarter the company reduced total backlog by $1.5 billion to reflect the termination of the U.S. Air Force aerial refueling tanker program.
The value of new contract awards during the year ended December 31, 2007, was approximately $35.1 billion. Significant new awards during this period include $2.4 billion for National Polar-orbiting Operational Environmental Satellite System, $2.2 billion for LHA-6, $1 billion for LPD-25, $875 million for the Flats Sequencing Systems/ Postal Automation program, $636 million for the Unmanned Combat Air System Carrier Demonstration, $628 million for the DDG 1000 Zumwalt-class destroyer program, $607 million for the ICBM program, $272 million for the Joint National Integration Center Research & Development program, $234 million for the F-22 program, and various restricted programs.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
REALIGNED SELECTED OPERATING RESULTS
(preliminary and unaudited)

	AS REPORTED(1)							REALIGNED(2)
							2008							2008
							Three							Three
	2006	2007					Months	2006	2007					Months
	Total	Three Months Ended				Total	Ended	Total	Three Months Ended				Total	Ended
$ in millions, except per share amounts	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31	Year	Mar 31	Jun 30	Sep 30	Dec 31	Year	Mar 31

NET SALES
Information & Services
Mission Systems	$5,494	$1,362	$1,542	$1,459	$1,568	$5,931	$1,545	$4,704	$1,159	$1,288	$1,249	$1,381	$5,077	$1,298
Information Technology	3,962	1,038	1,143	1,107	1,198	4,486	1,085	3,962	1,038	1,143	1,107	1,198	4,486	1,085
Technical Services	1,858	520	551	573	533	2,177	505	1,858	520	551	573	533	2,177	505

Total Information & Services	11,314	2,920	3,236	3,139	3,299	12,594	3,135	10,524	2,717	2,982	2,929	3,112	11,740	2,888

Aerospace
Integrated Systems	5,500	1,281	1,225	1,255	1,306	5,067	1,340	5,500	1,281	1,225	1,255	1,306	5,067	1,340
Space Technology	2,923	754	769	750	860	3,133	775	3,869	990	1,067	1,001	1,118	4,176	1,022

Total Aerospace	8,423	2,035	1,994	2,005	2,166	8,200	2,115	9,369	2,271	2,292	2,256	2,424	9,243	2,362

Electronics	6,543	1,587	1,720	1,673	1,926	6,906	1,555	6,267	1,528	1,628	1,577	1,795	6,528	1,555

Shipbuilding	5,321	1,156	1,359	1,469	1,804	5,788	1,264	5,321	1,156	1,359	1,469	1,804	5,788	1,264

Intersegment Eliminations	(1,488)	(358)	(383)	(358)	(371)	(1,470)	(345)	(1,490)	(358)	(383)	(360)	(370)	(1,471)	(345)

Total Sales and Service Revenues	$30,113	$7,340	$7,926	$7,928	$8,824	$32,018	$7,724	$29,991	$7,314	$7,878	$7,871	$8,765	$31,828	$7,724

SEGMENT OPERATING INCOME

Information & Services
Mission Systems	$519	$119	$160	$144	$143	$566	$145	$451	$103	$142	$125	$138	$508	$128
Information Technology	342	86	90	72	81	329	89	342	86	90	72	81	329	89
Technical Services	120	28	32	28	32	120	26	120	28	32	28	32	120	26

Total Information & Services	981	233	282	244	256	1,015	260	913	217	264	225	251	957	243

Aerospace
Integrated Systems	551	160	149	145	137	591	170	551	160	149	145	137	591	170
Space Technology	245	59	69	59	74	261	65	311	73	90	79	87	329	82

Total Aerospace	796	219	218	204	211	852	235	862	233	239	224	224	920	252

Electronics	754	185	183	211	234	813	209	786	192	189	211	221	813	209

Shipbuilding	393	79	134	183	142	538	(218)	393	79	134	183	142	538	(218)

Intersegment Eliminations	(117)	(29)	(28)	(25)	(33)	(115)	(28)	(117)	(29)	(28)	(27)	(29)	(113)	(28)

Total Segment Operating Income (3)	$2,807	$687	$789	$817	$810	$3,103	$458	$2,837	$692	$798	$816	$809	$3,115	$458

CONSOLIDATED HIGHLIGHTS

Earnings From Continuing Operations	$1,573	$390	$466	$490	$457	$1,803	$263	$1,593	$394	$472	$488	$457	$1,811	$263

Diluted Earnings per Share from Continuing Operations	$4.46	$1.11	$1.33	$1.41	$1.31	$5.16	$0.76	$4.51	$1.12	$1.35	$1.40	$1.32	$5.18	$0.76

Weighted Average Diluted Shares Outstanding, in millions	358.6	358.3	355.3	352.6	351.1	354.3	349.3	358.6	358.3	355.3	352.6	351.1	354.3	349.3

(1)	“As Reported” amounts are as of December 31, 2007, which reflect the results of Interconnect Technologies as a discontinued operation.

(2)	Reported amounts adjusted to reflect the Park Air / Remotec realignment, Missile Systems realignment, and the presentation of Electro-Optical Systems as a discontinued operation.

These events were previously reported in Schedule 6 of the Year End December 2007, First Quarter 2008, and Second Quarter 2008 earnings releases.

(3)	Non-GAAP measure. Management uses segment operating income as an internal measure of financial performance for the individual business segments.

SCHEDULE 7
NORTHROP GRUMMAN CORPORATION
NON-GAAP RECONCILIATION: ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
(preliminary and unaudited)

	December 31
	2008		2007
	FOURTH		FOURTH
In millions, except per share amounts	QUARTER	YTD	QUARTER	YTD

Earnings Reconciliation
(Loss) earnings from continuing operations	$(2,536)	$(1,281)	$457	$1,811
Add back: Goodwill impairment charge	3,060	3,060	—	—
Add back: Dividends on mandatorily redeemable convertible preferred stock	—	—	6	24

Adjusted earnings from continuing operations (1)	$524	$1,779	$463	$1,835

Per Share Amounts
Weighted average common shares outstanding	326.9	334.5	338.2	341.7
Dilutive effect of stock options, stock awards, and mandatorily redeemable convertible preferred stock	6.7	7.1	12.9	12.6

Adjusted diluted average common shares outstanding (2)	333.6	341.6	351.1	354.3

Earnings Per Share (EPS) Calculations
Adjusted earnings from continuing operations from above (1)	$524	$1,779	$463	$1,835
Adjusted diluted average common shares outstanding from above (2)	333.6	341.6	351.1	354.3
Adjusted diluted EPS from continuing operations (3)	$1.57	$5.21	$1.32	$5.18

Loss from continuing operations from above	$(2,536)	$(1,281)
Weighted average common shares outstanding (4)	326.9	334.5
Loss per share from continuing operations	$(7.76)	$(3.83)

Goodwill impairment charge	$(3,060)	$(3,060)
Weighted average common shares outstanding (4)	326.9	334.5
Impairment charge per share	$(9.36)	$(9.15)

(1)	Adjusted earnings from continuing operations is a non-GAAP measure defined as earnings (loss) from continuing operations before the $3.060 billion goodwill impairment charge. This measure has been provided for consistency and comparability of the 2008 results with results of operations from prior periods.

(2)	Adjusted diluted average common shares outstanding is a non-GAAP measure defined as weighted average common shares outstanding plus the dilutive effect of stock options, stock awards, and mandatorily redeemable convertible preferred stock. This measure has been provided for consistency and comparability of the 2008 results with earnings per share from prior periods.

(3)	Adjusted diluted EPS from continuing operations is a non-GAAP measure defined as diluted EPS from continuing operations before the per share 2008 goodwill impairment charge impact. Adjusted diluted EPS from continuing operations has been provided for consistency and comparability of the 2008 results with results of operations from prior periods.

(4)	Per share amounts are based on basic weighted average shares outstanding, as use of dilutive securities (ie. stock options, stock awards, and mandatorily redeemable convertible preferred stock outstanding) would result in a lesser per share loss.

SCHEDULE 8
NORTHROP GRUMMAN COPRORATION
NON-GAAP RECONCILIATION: ADJUSTED NET EARNINGS PER SHARE
(preliminary and unaudited)

	December 31
	2008		2007
	FOURTH		FOURTH
In millions, except per share amounts	QUARTER	YTD	QUARTER	YTD

Earnings Reconciliation
Net (loss) earnings	$(2,533)	$(1,262)	$454	$1,790
Add back: Goodwill impairment charge	3,060	3,060	—	—
Add back: Dividends on mandatorily redeemable convertible preferred stock	—	—	6	24

Adjusted net earnings (1)	$527	$1,798	$460	$1,814

Per Share Amounts
Weighted average common shares outstanding	326.9	334.5	338.2	341.7
Dilutive effect of stock options, stock awards, and mandatorily redeemable convertible preferred stock	6.7	7.1	12.9	12.6

Adjusted diluted average common shares outstanding (2)	333.6	341.6	351.1	354.3

Earnings Per Share (EPS) Calculations
Adjusted net earnings from above (1)	$527	$1,798	$460	$1,814
Adjusted diluted average common shares outstanding from above (2)	333.6	341.6	351.1	354.3
Adjusted diluted EPS (3)	$1.58	$5.26	$1.31	$5.12

Net loss from above	$(2,533)	$(1,262)
Weighted average common shares outstanding (4)	326.9	334.5
Net loss per share	$(7.75)	$(3.77)

Goodwill impairment charge	$(3,060)	$(3,060)
Weighted average common shares outstanding (4)	326.9	334.5
Impairment charge per share	$(9.36)	$(9.15)

(1)	Adjusted net earnings is a non-GAAP measure defined as net earnings (loss) before the $3.060 billion goodwill impairment charge. This measure has been provided for consistency and comparability of the 2008 results with results of operations from prior periods.

(2)	Adjusted diluted average common shares outstanding is a non-GAAP measure defined as weighted average common shares outstanding plus the dilutive effect of stock options, stock awards, and mandatorily redeemable convertible preferred stock. This measure has been provided for consistency and comparability of the 2008 results with earnings per share from prior periods.

(3)	Adjusted diluted EPS is a non-GAAP measure defined as earnings per share before the per share 2008 goodwill impairment charge impact. Adjusted diluted EPS from continuing operations has been provided for consistency and comparability of the 2008 results with results of operations from prior periods.

(4)	Per share amounts are based on basic weighted average shares outstanding, as use of dilutive securities (ie. stock options, stock awards, and mandatorily redeemable convertible preferred stock outstanding) would result in a lesser per share loss.